Exhibit 10.6

TXU Corp.

Executive Change in Control Policy

Effective May 20, 2005

1. Policy Purpose. The purpose of the TXU Corp. Change in Control Policy (“Policy”) is to establish uniform provisions for the payment of transition benefits to eligible executives of TXU Corp. (“Company”) and its Subsidiaries (as defined herein), in the event of their termination of employment without Cause (as defined herein) from the Company or a successor within twenty-four (24) months following a Change in Control (as defined herein), all as set forth herein.

2. Eligible Executives. Employees who are eligible for the benefits provided for in this Policy (“Eligible Executives”) are employees of the Company and its Subsidiaries who: (a) immediately prior to the effective time of a Change in Control, are designated by the Company as members of the Company’s Leadership Team or Senior Leadership Team; and (b) are not parties to an employment or other agreement with the Company or any of its Subsidiaries, pursuant to which the employee may become eligible for benefits under certain circumstances, described in such agreement, following a change in control of the Company. The Senior Leadership Team is comprised of the direct reports to the Chief Executive Officer of the Company, as determined in accordance with the Company’s internal organizational structure. Generally, the Leadership Team is comprised of elected officers of the Company and its Subsidiaries having a title of Vice President or above; provided that the Company may determine the specific members of the Leadership Team from time to time, and at any particular time. However, the Company shall, effective immediately prior to the effective time of a Change in Control determine and communicate the list of Eligible Executives, and such determination shall be final and binding on all parties.

Notwithstanding any other provision of this Policy, absent a Change in Control, severance benefits for Eligible Executives will be provided under the terms and conditions of the TXU Executive Severance Plan and not under this Policy. In this connection, it is the intent of the Company that Eligible Executives not be eligible for duplicate severance benefits under multiple plans.

3. Available Benefits. In the event that: (i) an Eligible Executive is terminated without Cause (as defined herein) by the Company or any of its Subsidiaries or by a Surviving Corporation or a Parent Corporation (each, as defined herein) (or any of their respective subsidiaries) without Cause (as defined herein); or (ii) an Eligible Executive resigns with Good Reason (as defined herein) from his/her employment with the Company, a Surviving Corporation, a Parent Corporation or any of their respective subsidiaries, in either case within twenty-four (24) months following a Change in Control, the Eligible Executive will, subject to his/her timely execution of the Agreement and Release provided for in Section 4 hereof, be entitled to receive the following benefits:

a. Cash Severance Payment. Eligible Executives will receive a one-time lump sum cash severance payment in an amount equal to a multiple of the aggregate of: (i) the Eligible Executive’s annualized base salary in effect immediately before the termination or resignation, or the Executive’s annualized base salary in effect as of the effective date of the Change in Control, whichever is greater, plus (ii) the Eligible Executive’s target annual incentive award for the year of the termination or resignation. The multiple will be determined as set forth in the following chart, and will be based on the Eligible Executive’s position with the Company immediately prior to the termination or resignation, or the Eligible Executive’s position immediately prior to the Change in Control, whichever position is more senior:

Position	Multiple of Base Salary + Target Annual Incentive
Chief Executive Officer	3x

Member of Senior Leadership Team	2x

Member of Leadership Team	1x

The severance payment will be made as soon as reasonably practical following the Eligible Executive’s timely execution of the Agreement and Release; provided that, if the Eligible Executive is a “key employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, the severance payment will be made as soon as reasonably practical following the expiration of six months from the date of Eligible Executive’s termination (subject to the Eligible Executive having timely executed the Agreement and Release). The severance payment will be subject to all applicable tax withholdings and will also be reduced by the amount of any obligations which the Eligible Executive owes to the Company. Such obligations may include, but not be limited to, some or all of the following:

(1)	The entire balance, if any, owed under the Company’s appliance purchase plan, energy conservation program or employee relocation plan; and

(2)	Any amounts owed on Company issued or sponsored travel or credit cards or any other expenses or payments for which the Company should be reimbursed.

b. Continued Eligibility for Prorated LTIP Awards. Notwithstanding any provision of the LTIP or of any award agreement entered into thereunder, outstanding and unvested long-term incentive awards previously made to an Eligible Executive will not forfeit as a result of the Eligible Executive’s termination or resignation satisfying the requirements of this Policy. Following the expiration of the relevant performance or restriction period of each such award, the Eligible Executive will receive a distribution in accordance with its terms, but the amount of such distribution will be prorated for the period of his/her employment during the relevant performance or restriction period prior to the Eligible Executive’s termination or resignation (e.g., if the Eligible Executive is terminated on the one-year anniversary date of a three-year LTIP award performance period, the Eligible Executive will, following the expiration of the performance period, receive a distribution equal to one-third of the award value). In the event of a termination or resignation satisfying the requirements of this Policy, each then outstanding and unvested long-term incentive award previously made to an Eligible Executive under the LTIP shall be amended to incorporate the provisions of this paragraph.

c. Health Care Benefits. Eligible Executives will be eligible for continued health care coverage under the Company’s health care plans for the period set forth in the following chart. The required contribution by the Eligible Executive for such continued coverage will be the applicable employee rate unless and until the Eligible Executive becomes eligible for coverage for a particular type of benefit through employment with another employer, at which time the required contribution for continuing such benefit coverage hereunder shall be the applicable COBRA rate for such benefit. The period of continued health care coverage provided for herein shall run concurrently with the Eligible Executive’s available COBRA coverage period.

Position	Period of Continued Health Care Coverage
Chief Executive Officer	3 Years

Member of Senior Leadership Team	2 Years

Member of Leadership Team	1 Year

d. Outplacement Assistance. Eligible Executives will be eligible for outplacement services at the Company’s expense performed by an independent executive outplacement consulting firm selected by the Company, for up to the period set forth in the following chart:

Position	Period of Outplacement Services
Chief Executive Officer	2 Years

Member of Senior Leadership Team	18 Months

Member of Leadership Team	1 Year

e. Final Pay Check and Vacation. Eligible Executives will receive their final paycheck, as well as pay for vacation, if any, pursuant to the Company’s standard payroll and/or vacation policy.

f. Other Benefit Plans. Eligible Executives will receive any vested, accrued benefits to which they have become entitled under any of the Company’s employee benefit plans covering the Eligible Executive in accordance with and subject to the respective provisions of such employee benefit plans as they may be amended from time to time.

g. Tax Gross-up. If any payment, distribution or provision of a benefit hereunder (a “Payment”) would be subject to an excise tax pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (“Code”), or any interest or penalties with respect to such excise or other additional tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company, Parent Corporation, Surviving Corporation or any Subsidiary, as applicable (for purposes of this Section, all such entities are referred to as the “Surviving Company”) shall pay to the Eligible Executive an additional payment (“Gross-up Payment”) in an amount such that, after payment by the Eligible Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes and Excise Taxes imposed on any Gross-up Payment, the Eligible Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing, however, if the aggregate value of the Payments (as determined in accordance with Code

Section 280G) is less than 110% of the product (such product to be referred to herein as the “Excise Tax Threshold”) of three times the Eligible Executive’s “base amount” (as such term is defined in Code Section 280G), then the Eligible Executive shall not be entitled to a Gross-up Payment and the Payments shall be reduced so that their aggregate value is equal to $1.00 less than the Excise Tax Threshold. The Surviving Company will coordinate with the Eligible Executive to make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. The Eligible Executive shall notify the Surviving Company in writing of any claim by the Internal Revenue Service which, if successful, would require a Gross-up Payment (or a Gross-up Payment in excess of that initially determined). The Surviving Company shall notify the Eligible Executive in writing at least ten (10) business days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Surviving Company decides to contest such claim, the Eligible Executive shall cooperate with the Surviving Company in such action; provided, however, the Surviving Company shall bear and pay all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold the Eligible Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Surviving Company’s action. If, as a result of the Surviving Company’s action with respect to any such claim, the Eligible Executive receives a refund of any amount paid by the Surviving Company with respect to such claim, the Eligible Executive shall promptly pay such refund to the Surviving Company. If the Surviving Company fails to timely notify the Eligible Executive whether it will contest such claim or the Surviving Company determines not to contest such claim, then the Surviving Company shall immediately pay to the Eligible Executive the portion of such claim, if any, which it has not previously paid to the Eligible Executive.

4. Agreement and Release. Notwithstanding any other provisions of this Policy, any Eligible Executive’s eligibility for any of the benefits described herein will be subject to, and conditioned upon, the Eligible Executive executing an Agreement and Release in the form provided by the Company.

5. Definition of Cause. For purposes of this Policy, a termination for “Cause” shall mean any one or more of the following: (a) an Eligible Executive’s breach of fiduciary duty to the Company or its shareholders; (b) an Eligible Executive’s gross negligence; (c) an Eligible Executive’s misconduct resulting in material economic harm to the Company; (d) an Eligible Executive’s indictment or plea of nolo contendere or guilty for a felony or other crime involving fraud theft, embezzlement or moral turpitude; (e) an Eligible Executive’s misappropriation of a material business opportunity of the Company; (f) an Eligible Executive’s breach of the Company’s Code of Conduct or an express employment policy or rule of the Company governing employee conduct; or (g) an Eligible Executive’s continued failure to perform the tasks, duties and responsibilities he/she is called upon to perform from time to time, as determined in the reasonable business judgment of the Company. For purposes of this Section 5, the term “Company” shall be deemed to include the Company, as well as a Surviving Corporation, a Parent Corporation or any Subsidiary thereof.

6. Definition of Good Reason. For purposes of this Policy, the term “Good Reason” shall mean any one or more of the following events or actions which are taken without the express, voluntary consent of the Eligible Executive: (a) a reduction in the Eligible Executive’s base salary, other than a broad-based reduction of base salaries of all similarly situated executives of the Surviving Corporation, Parent Corporation or subsidiary, as applicable, unless such broad-

based reduction only applies to former executives of TXU; or (b) a material reduction in the aggregate level or value of benefits for which the Eligible Executive is eligible, immediately prior to the Change in Control, other than a broad-based reduction applicable on a comparable basis to all similarly situated executives.

7. Definition of Change in Control. For purposes of this Policy, the term “Change in Control” shall mean the occurrence of any one or more of the following events:

(i) individuals who, on May 20, 2005, constitute the Board of Directors (the “Board”) of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to May 20, 2005 whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any entity a majority of the voting securities or other voting interests of which are owned, directly or indirectly, by the Company (“Subsidiary”), (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii) below), (E) with respect to any Eligible Executive, pursuant to any acquisition by such Eligible Executive or any group of persons including such Eligible Executive (or any entity controlled by such Eligible Executive or controlled by any group of persons including such Eligible Executive); or (F) a transaction (other than one described in paragraph (iii) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (F) does not constitute a Change in Control under this paragraph (ii);

(iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders other than approval required solely by Article XI of the Company’s articles of incorporation, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation or other entity resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation or other entity that, directly or indirectly, has beneficial ownership of at least 95% of the voting securities eligible to elect directors (or persons performing similar functions) of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by voting securities into which such Company Voting Securities were converted or for which such Company Voting Securities were exchanged pursuant to such Business Combination), and such voting power of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) among the holders thereof is held in substantially the same proportion as the voting power of such Company Voting Securities held by the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation, as the case may be, or any Subsidiary thereof), is or becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors (or persons performing similar functions) of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors (or similar governing body) of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination or, if any director was elected after such time but prior to the consummation of such Business Combination, such director was elected to fill a vacancy on the Board created in the ordinary course and qualifies as an Incumbent Director (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) the consummation of a complete liquidation or dissolution of the Company required to be approved by the Company’s shareholders or a sale of all or substantially all of the assets of the Company and its Subsidiaries, considered as a whole.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

8. Successor Bound by Policy. It is the intent of the Company that this Policy will be assumed by, and be binding upon, a successor employer of Eligible Executive following a Change in Control. The Company intends to seek the express assumption of this Policy by any such successor employer. If a successor employer fails or refuses to expressly assume this Policy prior to the effective date of a Change in Control, the Eligible Executives will, effective immediately prior to the effective time of a Change in Control, be eligible for the benefits provided for in this Policy.

9. Amendments. This Policy may be amended at any time by the Board of Directors of the Company (“Board”) or a duly authorized committee thereof; provided, however, that no such amendment that materially adversely affects the benefits available to Eligible Executives may be made at a time that the Company is in the process of negotiating, with the approval of the Board or a duly authorized committee thereof, with a third party pursuant to a letter of intent, memorandum of understanding, confidentiality agreement or other similar evidence of active negotiation concerning a potential transaction or event which, if consummated, would constitute a Change in Control.